Exhibit 99.3

You should carefully consider the risk factors set forth below as well as the other information contained in our filings with the Securities and Exchange Commission, particularly the risk factors set forth in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2008, before making an investment in our securities. Additional risks and uncertainties not currently known to us or those we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition, results of operations or cash flows. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. Unless otherwise noted or the context otherwise requires, references to “Warner Chilcott,” “the Company,” “our company,” “we,” “us” or “our” refer to Warner Chilcott plc and its direct and indirect subsidiaries. References to the PGP Acquisition refer to our acquisition of the global branded prescription pharmaceutical business of The Procter & Gamble Company (“P&G”), which closed on October 30, 2009.

Risks Related to the PGP Acquisition

We may not realize the anticipated opportunities from the PGP Acquisition.

The success of the PGP Acquisition will depend, in part, on our ability to realize the anticipated growth opportunities from integrating the acquired business with our business, including utilization of its sales force to expand our reach outside the United States. Our success depends on the successful integration of our and the acquired business’s businesses and operations including information systems, manufacturing and research and development operations, and financial systems. We cannot assure you that we will be able to realize such opportunities or that our management will not be distracted by the integration of the acquired business.

We may be required to satisfy a significant contractual obligation to Sanofi.

Sanofi-Aventis U.S. LLC (“Sanofi”) currently collaborates with P&G on a global basis to develop and commercialize risedronate products (including ACTONEL) pursuant to a collaboration agreement. The PGP Acquisition constituted a change-of-control under the collaboration agreement, which will give Sanofi the right to exercise an option to put its interest in marketing ACTONEL to us at a fair market value to be determined by independent third-party firms (the “Sanofi Put”). If the fair market value of the Sanofi Put exceeds a specified threshold amount previously agreed to with P&G, we have the option to require P&G to provide funding for any amount in excess of the threshold amount. In exchange, P&G would receive a right to future payments based on a proportionate share of the incremental operating profits that would otherwise accrue to us following the Sanofi Put closing date through December 31, 2014 (which is in line with the expiration of the Sanofi collaboration agreement if the Sanofi Put is not exercised). Sanofi will have 45 days following the closing of the PGP Acquisition to exercise its put option. If P&G funds a portion of the price of the Sanofi Put, we have the right to repay P&G (with no interest) within six months of the Sanofi Put closing date, in which case P&G will not receive any profit share payments. If Sanofi exercises its put right, our business, results of operations, financial condition and cash flows could be negatively affected in a number of ways.

First, our total debt will increase in order to fund the put. Second, while we will no longer be required to make payments to Sanofi, Sanofi will no longer market our products and we may need to increase our sales force and selling expense to substitute for Sanofi’s efforts; our management may be diverted during a transitional period and our revenues may be affected during such period.

The acquired business faces business, regulatory and other risks, some of which may be different from the risks we currently face.

We entered into the PGP Acquisition based on a number of assumptions and determinations regarding future revenues and cash flows from the acquired business’s products and risks relating to the acquired business that may prove to be incorrect. Although we believe the acquired business is complementary to our current business and is consistent with our strategy, operating our combined company will require managing operations and risks that are different, in some respects, from those we currently face, including the following:

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The acquired business is more geographically dispersed than our current business. While we currently sell our products primarily in the United States, 31% of the acquired business’s revenues for the twelve-month period ended June 30, 2009 were outside North America, primarily in Western Europe.

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Both ASACOL and ACTONEL, the acquired business’s principal products, will contribute significantly more to our pro forma revenue than any of our existing products, and our business could be significantly affected by any decrease in net sales from those products that is more than we have estimated or any liability relating to them.

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We expect net sales of the acquired business’s products in the aggregate to decline over the next several years for a variety of reasons. Although we have strategies in place to mitigate this decline and in certain instances, increase revenues, those strategies may prove unsuccessful:

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Net sales of ACTONEL declined 11% in the acquired business’s fiscal year ended June 30, 2009 compared to the prior year period, mainly due to decreased demand in the United States driven by aggressive managed care initiatives implemented to favor generic versions of once-a-week FOSAMAX and market share gains by once-a-month BONIVA. Our efforts to address market share pressures through, among other things, the marketing of once-a-month ACTONEL 150 mg and the development of next generation once-a-week and once-a-month ACTONEL products, may not succeed in limiting the loss of our share of the market for non-injectable osteoporosis treatment products.

•	ACTONEL is expected to lose exclusivity in major Western European markets beginning in 2010.

•	The acquired business began to experience some erosion of its market share for ASACOL in the United States in 2007 due to the introduction of competition, and the increase in net sales of ASACOL in the acquired business’s fiscal year ended June 30, 2009 compared to the prior year period was primarily due to higher net selling prices in the United States, which more than offset decreased demand in the United States. Our ability to increase selling prices to offset decreases in demand will be limited by the effect of higher selling prices on our market share. Our efforts to address market share pressures through, among other things, the marketing of ASACOL 800 mg may prove ineffective.

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We may lose exclusivity in the United States for the ASACOL 400 mg product as early as March 2010, when the 30-month stay of FDA approval for a generic version of that product developed by Roxane Laboratories, Inc. expires.

These and other operational factors and risks could prove more difficult to manage than we have estimated, which could cause the benefits of the PGP Acquisition to be less than we had anticipated and could materially adversely affect our results of operations and cash flows.